Exhibit 10.34

CONSULTING AND NONCOMPETITION AGREEMENT

THIS CONSULTING AND NONCOMPETITION AGREEMENT (“Agreement”) effective as of the 31st of July, 2004, between H&E EQUIPMENT SERVICES L.L.C. (“H&E”), whose principal mailing address is 11100 Mead Road, 2nd floor, Baton Rouge, Louisiana 70816, and GARY W. BAGLEY (“Consultant”), whose mailing address is 9 Altawood Drive, Salt Lake City, Utah 84092.

RECITALS:

WHEREAS, H&E is the successor by statutory merger of Head & Engquist Equipment, L.L.C., and ICM Equipment Company L.L.C. (“ICM”), effective June 17, 2002;

WHEREAS, H&E is engaged in the business of selling, renting, and servicing manufacturing, industrial, construction, and mining equipment, and the provision of related services;

WHEREAS, H&E has heretofore employed Consultant as an officer and its Chairman pursuant to an Employment Agreement, initially dated February 4, 1998, and amended subsequently with the third and final amendment dated as of June 14, 2002 (“Employment Agreement”); and

WHEREAS, H&E and Consultant now desire to terminate the Employment Agreement and to have Consultant provide his services pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, the parties declare and agree as follows:

W I T N E S S E T H:

1.             Term and Duties.  H&E hereby appoints and engages Consultant, for a period of five (5) years (the “Consulting Period”) commencing on the date hereof, as a consultant to H&E and its affiliates and subsidiaries, of all matters directly or indirectly related to H&E’s business. The Consultant shall be available to furnish at the reasonable request of the Board of Directors, the CEO and/or the CFO of H&E such consulting services hereunder as may reasonably be requested by H&E; provided, however, that Consultant shall not be obligated to furnish more than sixteen (16) hours of consulting services hereunder during any business week averaged over the course of the preceding year during the Consulting Period.

2.             Continuation of Term.  At the end of the Consulting Period, this Agreement thereafter may be renewed on a year to year basis, subject to the mutual agreement of the parties.

3.             Effect on Employment Agreement.  The Employment Agreement is terminated effective the date of this Agreement. Notwithstanding that termination, the provisions in the Employment Agreement for the payment of Deferred Compensation as defined in the Employment Agreement and as subsequently defined in the Deferred Compensation Agreement, the Security Holders Agreement, and the Registration Rights Agreement, all executed by

Consultant as of June 17, 2002, and any and all other rights vested in Consultant prior to the date of this Agreement remain in full force and effect.

4.             Nondisclosure.  Consultant agrees to continue to be bound by the nondisclosure requirements of Article V of the Employment Agreement. However the noncompetition and nonsolicitation provisions of Article VI of the Employment Agreement are replaced by the “Restrictive Covenants” as defined and set forth in Paragraph 7 of this Agreement.

5.             Deferred Wages.  It is agreed that the termination of the Employment Agreement is on a no cause basis and due to a voluntary retirement from H&E by Consultant as an officer and employee. As a consequence, past wages owed to Consultant which have been retained by H&E on a deferred basis, amounting to the sum of $ 1,414,256.61 as of July 31st 2004, are due to Consultant immediately upon the execution of this Agreement.

6.             Compensation, Etc.

(a)           As full and complete compensation for any and all services which the Consultant may render hereunder, H&E shall pay Consultant the sum of $150,000.00 per annum. Consultant shall be responsible for all federal and state taxes and other payments as required by applicable law. The fee shall be paid in equal portions to Consultant bi-weekly.

(b)           H&E will reimburse Consultant for all reasonable and actual out-of-pocket expenses incurred by him in the performance of his duties hereunder upon presentation of appropriate documentation.

(c)           Consultant will be provided an office, appropriate office supplies and equipment, and such support and secretarial staff as is reasonably needed by Consultant to meet his obligations under this Agreement. The expenses of the office and staff will be paid by H&E.

(d)           In keeping with past treatment of retiring senior executive officers of H&E, and subject to Subparagraph (e) below, H&E will, during the Consulting Period and any continuation of the term hereunder, continue to provide the Consultant and his spouse with the hospitalization and medical insurance group plan coverages that were available to him pursuant to the Employment Agreement immediately prior to the effectiveness of this Agreement or otherwise provide hospitalization and medical insurance group plan coverages that are substantially similar thereto in all material respects.

(e)           As an additional consideration for obligations assumed hereunder by Consultant, and the services Consultant hereby agrees to furnish to H&E, H&E agrees to reimburse Consultant for any and all medical expenses incurred by Consultant and his spouse to the extent, but only to the extent, that such medical expenses are allowable as medical expenses under Section 125 of the Internal Revenue Code (the “Code”), and such medical expenses are not otherwise paid or payable by H&E or by any group or individual health or insurance policy or plan for the benefit of Consultant and his spouse or by any governmental program, including Medicare and Medicaid, of which Consultant and his spouse is a beneficiary. Consultant agrees, as an express condition of entitlement to the reimbursement provided for in this Paragraph, that Consultant and his spouse shall promptly apply for enrollment in any private or public program or health or insurance plan for which Consultant and his spouse may be eligible, and shall continuously maintain eligibility for and participation in such programs, policies or plans. Consultant agrees, as an express condition of entitlement to the reimbursement provided for in this Paragraph, that Consultant shall execute such authorizations, consents or other documents as may be necessary to permit H&E to make a determination whether any claims for reimbursement under this Paragraph have been paid or are payable under any private or public program or health insurance policy or plan. Regardless of eligibility for payment under the terms of this Paragraph, H&E shall have no liability for, and shall not be required to reimburse Consultant for, any claims submitted more than six (6) months after the date of the furnishing of any services or the purchase of any goods or supplies. Nothing in this Paragraph is intended to confer upon or create any rights, remedies, obligations, or liabilities whatsoever in any person other than H&E. Nothing herein shall be deemed to be the establishment of a qualified plan under Section 125 of the Code, nor the establishment of an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974.

7.            Restrictive Covenants. For purposes of this Agreement, “Restrictive Covenants” mean the provisions of this Paragraph 7. It is stipulated and agreed that H&E is engaged in the business of (i) selling, renting and servicing equipment for use in the manufacturing, industrial, construction, and mining industries, and (ii) the provision of related services, together with any other lines of business in which H&E becomes engaged during the Consulting Period, being referred to herein as the “Business.” It is further stipulated and agreed that as a result of Consultant’s employment by H&E and continuing during the Consultancy Period, Consultant has had and may have access to valuable, highly confidential, privileged and proprietary information relating to H&E’s business, including, without limitation, existing and future equipment information, customer lists, identities of distributors and distributorships, sales methods and techniques, cost and costing methods, pricing techniques and strategies, sales agreements with customers, profits and product line profitability information, unpublished present and future marketing strategies and promotional programs, and other information regarded by H&E as proprietary and confidential (the “Confidential Information”). It is further acknowledged that unauthorized use or disclosure by Consultant of Confidential Information would seriously damage H&E in its business.

In consideration of the payments and benefits referred to in Paragraphs 1 through 6 of this Agreement, which Consultant acknowledges are legally sufficient to support enforceability by H&E of the Restrictive Covenants, Consultant agrees as follows:

7.1           During the Consulting Period and thereafter, Consultant will not, without H&E’s prior written consent, use, divulge, disclose, furnish, or make accessible to any third person, company, or other entity, any aspect of the Confidential Information (other than as required in the ordinary discharge of Consultant’s duties hereunder).

7.2           During the Consultancy Period, and for the period in which H&E continues to provide Consultant with benefits under this Agreement (also referred to as the “Restrictive Period”), Consultant shall not directly or indirectly:

(i)             employ, or solicit the employment of, any person who at any time during the twelve (12) calendar months immediately preceding the date of this Agreement was employed by H&E;

(ii)           provide, or solicit the provision, of products or services, similar to those provided by H&E, at the “Designated Branches” (as defined below), to any person or entity who purchased or leased products or services from H&E at any time during the twelve (12) calendar months immediately preceding the date of this Agreement; provided, however, the restrictions of this subsection (ii) shall be limited in scope to the “Territory” (as defined below);

(iii)          interfere, or attempt to interfere, with the terms or other aspects of the relationship between H&E and any person or entity from whom H&E has purchased equipment, supplies or inventory at any time during the twelve (12) calendar months immediately preceding the date of this Agreement;

(iv)          compete with H&E, its successors and assigns by entering, either directly or indirectly, in the Business as conducted at the Designated Branches, or in a business substantially similar to the Business as conducted at the Designated Branches, or in a business substantially similar to the Business as conducted at the Designated Branches, within the Territory (as defined below); or

(v)           provide information to, solicit or sell for, organize or own any interest in (either directly or through any parent, affiliate, or subsidiary corporation, partnership, or other entity), or become employed or engaged by or act as agent for any person, corporation, or other entity that is directly or indirectly engaged in a business in the “Territory” (as defined below), which is substantially similar to the Business as conducted at the Designated Branches or competitive with H&E’s Business as conducted at the Designated Branches; provided, however, that nothing herein shall preclude Consultant from holding not more than one (1%) percent of the outstanding shares of any publicly-held company which may be so engaged in a trade or business substantially similar to or competitive with the Business of H&E, or is substantially similar to the Business as conducted at the Designated Branches or competitive with H&E’s Business as conducted at the Designated Branches.

As used herein, the term “Territory” means: The geographical area within a fifty (50) mile radius of any of H&E’s branches, including but not limited to, branches of H&E’s affiliates and subsidiaries (the “Designated Branches”).

7.3           In the event of a breach, or a threatened breach, by Consultant of any of the Restrictive Covenants contained in this Paragraph 7, H&E, in addition to, and not in derogation of, any other remedies it may have, shall be entitled to any or all of the following remedies:

7.3.1.       It is stipulated that a breach by Consultant of the Restrictive Covenants would cause irreparable damage to H&E; H&E, in addition to any other rights or remedies which H&E may have, shall be entitled to an injunction restraining Consultant from violating or continuing any violation of such Restrictive Covenants; such right to obtain injunctive relief may be exercised, at the option of H&E, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which H&E may have as a result of any such breach or threatened breach;

7.3.2.       Consultant agrees that upon breach of any of the Restrictive Covenants, H&E shall be entitled to rescind any remaining payments referred to in Paragraphs 1 through 6 hereof, and to repayment of all profits, royalties, compensation, and/or other benefits back which Consultant directly or indirectly has realized or may realize as a result of, or in connection with, any such breach.

7.3.3.       Consultant agrees that the Restrictive Period shall not include any period of time in which he is in violation of the Restrictive Covenants.

8.             Status.  Notwithstanding anything herein to the contrary, the Consultant shall be an independent contractor and shall not be considered an employee of H&E.

9.             Entire Agreement.  This Agreement is the entire agreement between the parties hereto with respect to subject matter hereof and shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. This Agreement supersedes all prior agreements between the Company and Consultant with respect to the matter hereof and all prior agreements shall be void and of no further force or effect as of the date hereof.

10.           Governing Law.  This Agreement and the legal relations between the parties shall be governed by and construed and enforced in accordance with the laws of the State of Utah applicable to agreements made and to be performed wholly in the State of Utah, without regard to conflicts of law principles of any jurisdiction. ANY SUIT OR OTHER PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE INSTITUTED AND MAINTAINED IN THE STATE OR FEDERAL COURTS SITTING IN EAST BATON ROUGE PARISH, LOUISIANA, ABSENT WRITTEN CONSENT OF H&E TO THE CONTRARY. CONSULTANT EXPRESSLY WAIVES ANY OBJECTIONS TO SUCH JURISDICTION AND VENUE AND IRREVOCABLY CONSENTS AND SUBMITS TO THE PERSONAL AND SUBJECT MATTER JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING.

11.           Binding Effect.  This Agreement shall be binding upon the heirs, assigns, and successors of the parties hereto, including any successor to H&E by way of reorganization or restructuring, sale or merger.

12.           Attorney Fees.  In the event of a breach of this Agreement the prevailing party shall be entitled to its cost of court and reasonable attorneys fees.

13.           Notices.  All notices, requests, or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class, certified mail, postage prepaid, addressed as set forth:

To H&E:	H&E Equipment Services L.L.C.
11100 Mead Road, 2nd Floor
Post Office Box 40247
Baton Rouge, LA 70815/70835
Attn: John M. Engquist

with a copy to:	Taylor, Porter, Brooks & Phillips L.L.P.
451 Florida Street, 8th Floor
Post Office Box 2471
Baton Rouge, LA 70801/70821
Attn: John Ashley Moore

To Consultant:	Gary W. Bagley
9 Altawood Drive
Salt Lake City, UT 84092

or to such other address as may have been furnished in writing to the party giving the notice by the party to whom the notice is to be given.

14.          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Consulting and Noncompetition Agreement on 31 day of July, 2004.

H&E EQUIPMENT SERVICES L.L.C.

By:	/s/ John M. Engquist
John M. Engquist, its President and
Chief Executive Officer

CONSULTANT:

/s/ Gary W. Bagley
Gary W. Bagley